Exhibit (b)

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 27, 2013

among

THE HACKETT GROUP, INC.,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

and

BANK OF AMERICA, N.A.,

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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LENDER PREPARED SCHEDULES:

Schedule 1.01(a)	Certain Addresses for Notices

BORROWER PREPARED SCHEDULES:

Schedule 1.01(c)	Authorized Officers
Schedule 5.12	Pension Plans
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21	Collateral
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments
Schedule 7.15	Excluded Accounts

EXHIBITS:

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Permitted Acquisition Certificate
Exhibit E	Form of Amended and Restated Revolving Note
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Amended and Restated Term Note
Exhibit H	Form of Officer’s Certificate
Exhibit I	[Reserved]
Exhibit J	Form of Financial Condition Certificate
Exhibit K	Form of Authorization to Share Insurance Information
Exhibit L	Tender Offer
Exhibit M	Form of Officer’s Certificate (Tender Offer Term Borrowing)

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 27, 2013 among THE HACKETT GROUP, INC., a Florida corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A. (the “Lender”) and amends and restates that certain Credit Agreement among the parties entered into on February 21, 2012 (the “Original Credit Agreement”).

PRELIMINARY STATEMENTS:

WHEREAS, under the Original Credit Agreement, the Lender agreed to extend a revolving line of credit and other financial accommodations to the Borrower in an aggregate amount of up to $50,000,000, including term loans to be made from time to time in an aggregate amount not to exceed $30,000,000.

WHEREAS, on March 27, 2012 a term loan in the amount of $30,000,000 (the “2012 Term Loan”) was advanced in order to fund, in part, the tender offer price for shares of the Borrower’s common stock as part of a $55,000,000 tender offer consummated on or about March 27, 2012.

WHEREAS, as of the date hereof, $15,026,316 of the principal amount of the 2012 Term Loan remains outstanding.

WHEREAS, the Borrower intends to consummate an additional tender offer for up to $35,750,000 of its common stock for a tender price of not greater than $6.50 and not less than $5.75 per share (the “Tender Offer”) and has requested that the Lender provide a commitment to fund an additional term loan in the principal amount of up to $25,000,000 for the purpose of funding, in part, the Tender Offer and the Lender has agreed to make such additional loan to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2012 Term Loan” has the meaning specified in the recitals hereto.

“2013 Commitment Letter” the Commitment Letter dated as of August 19, 2013 between the Lender and the Borrower.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Base Rate Loans shall be the percentage set forth under the column “Base Rate”; (b) Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”; (c) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate& Letter of Credit Fee	Base Rate
1	< 1.0x	0.125%	1.50%	0.75%
2	≥ 1.0x but < 1.5x	0.25%	1.75%	1.00%
3	≥ 1.5x but < 2.0x	0.375%	2.00%	1.25%
4	≥ 2.0x but < 2.5x	0.50%	2.25%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Lender, Pricing Level 4 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b) and (b) the initial Applicable Rate following the Restatement Date shall be set forth in Level 1 until the first

Business Day immediately following the date on which the first Compliance Certificate is delivered pursuant to Section 6.02(b) to the Lender following the Restatement Date; provided, however, that if the Tender Offer Term Borrowing occurs, then, effective as of the date thereof, the Applicable Rate shall be set forth in Level 4 or such lower rate (the “Tender Offer Applicable Rate”) as reflected in the Compliance Certificate delivered for the period ending September 27, 2013 (giving pro forma effect to the Tender Offer Term Borrowing as if it had occurred on September 27, 2013), and the Applicable Rate shall remain at the Tender Offer Applicable Rate until the first Business Day immediately following the date on which the Compliance Certificate for the fiscal year ended December 27, 2013 is delivered to the Lender pursuant to Section 6.02(b).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person, (d) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment and (e) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 28, 2012, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means:

(a) in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitment pursuant to Section 2.05, and (iii) the date of termination of the Commitment of the Lender to make Revolving Loans and of the obligation to make L/C Credit Extensions pursuant to Section 8.02;

(b) in respect of the Tender Offer Term Borrowing under the Term Facility, the period from and including the Restatement Date to the earlier of (i) October 31, 2013, and (ii) the date of termination of the Commitment of the Lender to make Term Loans pursuant to Section 8.02; and

(c) in respect of Delayed Draw Term Borrowings under the Term Facility, the period from and including October 31, 2013 to the earliest of (i) the Maturity Date for the Term Facility, (ii) the date of termination of the Term Commitment pursuant to Section 2.05, and (iii) the date of termination of the Commitment of the Lender to make Term Loans pursuant to Section 8.02.

“Available Liquidity” means, at any date of determination, the sum of (i) the aggregate principal amount of Revolving Loans available to be borrowed under Section 2.01(b) plus (ii) unencumbered cash, Cash Equivalents and other readily marketable securities of the Loan Parties reasonably acceptable to the Lender, in each case subject to no Liens or restrictions, other than Permitted Liens of the type described in Section 7.01(k) and (p).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate,” and (c) the Eurodollar Rate plus 0.75%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Board” means the board of directors or equivalent governing body.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of and under the sole dominion and control of the Lender, and otherwise established in a manner satisfactory to the Lender.

“Cash Collateralize” means to pledge and deposit in a Cash Collateral Account with or deliver to the Lender, as collateral for the L/C Obligations or Obligations (as the context may require), cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) demand deposits and time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or an Affiliate thereof or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by (i) the Lender or an Affiliate thereof or (ii) other financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement between any Loan Party or any of its Subsidiaries and the Lender or any Affiliate of the Lender to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of that Board on the first day of such period, (ii) whose election or nomination to that Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or (iii) whose election or nomination to that Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board).

“Closing Date” means February 21, 2012, the closing date of the Original Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender.

“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender.

“Commitment” means the Term Commitment or the Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period, plus (a) Consolidated Interest Charges, plus (b) the provision for federal, state, local and foreign income taxes payable, plus (c) depreciation and amortization expense, plus (d) loss from discontinued operations and extraordinary items, plus (e) non-cash compensation expenses, plus (f) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (g) income from discontinued operations and extraordinary items, in each case of or by the Borrower and its Subsidiaries for such Measurement Period and only to the extent included in calculating Consolidated Net Income, without duplication.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA less (ii) the aggregate amount of all non-financed Capital Expenditures made during the most recently completed Measurement Period less (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash in such Measurement Period, less (iv) the aggregate amount of all cash Restricted Payments made in such Measurement Period (excluding (A) repurchases of the Borrower’s capital stock made as part of the Tender Offer and (B) up to $3.0 million of cash dividends declared in the fiscal year ending December 27, 2013) to (b) the sum of (i) Consolidated Interest Charges paid in cash in such Measurement Period and (ii) scheduled principal amortization payments (without giving effect to any reduction in the amount of any scheduled principal payments as a result of prepayments made under Section 2.04(a)) of Consolidated Funded Indebtedness (including under Capitalized Leases) during the next ensuing four fiscal quarters (excluding the scheduled principal payment of Revolving Loans on the Maturity Date and provided that if the Maturity Date falls during such four fiscal quarters, the amount of scheduled principal payments of Term Loans for such period shall be deemed to be the aggregate amount of the last four (4) scheduled principal payments of Term Loans occurring prior to the Maturity Date).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial, but excluding letters of credit fully collateralized by cash or Cash Equivalents), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower shall be valued in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Delayed Draw Term Borrowing” means any Term Borrowing other than (a) the 2012 Term Loan and (b) the Tender Offer Term Borrowing, made pursuant to clause (ii) of Section 2.01(a).

“Delayed Draw Commitment Amount” means the lesser of (i) $10,000,000 and (ii) the difference between $25,000,000 and the amount of the Tender Offer Term Borrowing. The Delayed Draw Commitment Amount is part of, and not in addition to, the Term Commitment.

“Deposit Account” has the meaning set forth in the UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to an equity compensation plan approved by the Board of the Borrower, (b) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (c) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (d) any issuance of options or warrants relating to its Equity Interests, (e) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition and (f) any issuance by the Borrower of its Equity Interests, the proceeds of which are applied to the consummation of a Permitted Acquisition within a reasonable period of time following such issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; provided that to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender.

“Eurodollar Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means, with respect to any Loan Party, (a) the Tendered Shares and other Equity Interests of the Borrower held as treasury stock, (b) unless requested by the Lender, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (d) the Equity Interests of any Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to the Collateral Documents and (e) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.18 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on (i) the Closing Date or (ii) the date on which the Lender changes its Lending Office, except to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(e).

“Foreign Plan” has the meaning specified in Section 5.12(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis and subject to the terms of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.15.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Article IX in favor of the Lender, together with each other guaranty delivered pursuant to Section 6.15.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any Swap Contract between any Loan Party or any of its Subsidiaries and the Lender or any Affiliate of the Lender.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital, but without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Sections 6.15 and 6.16.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified therefor in the recitals.

“Lending Office” means, as to the Lender, the office or offices of the Lender described as such on Schedule 1.01(a), or such other office or offices as the Lender may from time to time notify the Borrower.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower, including, without limitation, (a) the 2012 Term Loan and (b) any loans made under Article II in the form of a Term Loan or a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents and (e) each Issuer Document (but specifically excluding any Hedge Agreement or any Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract or agreement of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, with respect to the Revolving Facility and the Term Facility, August 27, 2018; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by the Lender in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, (i) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property and (ii) in the case of Involuntary Dispositions, any proceeds constituting proceeds of business interruption insurance;

it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance or Involuntary Disposition.

“Nonmaterial Subsidiary” means any Subsidiary which (a) does not have any active operations, (b) together with all other Subsidiaries that are Nonmaterial Subsidiaries, generates less than five percent (5%) of Consolidated EBITDA, and (c) owns no property other than property which has a book value of less than $250,000 in the aggregate with all other Subsidiaries that are Nonmaterial Subsidiaries.

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit; (b) all obligations arising under Cash Management Agreements and Hedge Agreements; and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Original Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” shall mean an Acquisition by a Loan Party (such Person or division, line of business or other business unit of such Person subject to the Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Default shall then exist or would exist after giving effect thereto;

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis, (i) the Loan Parties are in compliance with the financial covenant set forth in Section 7.11(b) and (ii) the Consolidated Leverage Ratio shall not be greater than 2.25 to 1.00;

(c) the Lender shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.16 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 6.15;

(d) the Lender shall have received (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, a certificate substantially in the form of Exhibit D, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the Board and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(f) after giving effect to such Acquisition and any Borrowings made in connection therewith, Available Liquidity shall be at least $10,000,000;

(g) if at the time such Acquisition is consummated any Term Loans (or any portion thereof) are outstanding, the Cost of Acquisition paid by the Loan Parties and their Subsidiaries for all Acquisitions made during the term of this Agreement shall not exceed $20,000,000 in the aggregate; provided that any earnouts or similar deferred or contingent obligations of the Borrower in connection with such Acquisition shall be subordinated to the Obligations in a manner and to the extent reasonably satisfactory to the Lender.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents or other readily marketable securities for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the Target shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Qualifying Control Agreement” shall mean an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), and (b) issue Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed $20,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Exposure” means, as to the Lender at any time, the aggregate principal amount at such time of the outstanding Revolving Loans and the L/C Obligations.

“Revolving Facility” means, at any time, the amount of the Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of the Lender evidencing Revolving Loans, substantially in the form of Exhibit E.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Lender, any Affiliate of the Lender party to a Cash Management Agreement or a Hedge Agreement and the Indemnitees.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit F.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.18).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the Borrower’s tender for the repurchase of its Equity Interests, which shall be consummated no later than October 31, 2013 on the terms and conditions set forth on Exhibit L.

“Tender Offer Documents” means the operative documentation relating to the Tender Offer, including the Offer to Purchase and the Letter of Transmittal, in each case in substantially the form provided to the Lender on the Restatement Date.

“Tender Offer Term Borrowing” means the Term Borrowing under this Agreement, made pursuant to clause (i) of Section 2.01(a).

“Tendered Shares” means all of the Equity Interests of the Borrower purchased pursuant to the Tender Offer or otherwise purchased on the open market or in privately negotiated transactions during the term of this Agreement.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(a).

“Term Commitment” means the Lender’s obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

“Term Facility” means (a) at any time during the Availability Period in respect of the Tender Offer Term Borrowing, the sum of (i) the amount of the Term Commitment at such time and (ii) the outstanding principal amount of the 2012 Term Loan, (b) at any time during the Availability Period in respect of Delayed Draw Term Borrowings, the sum of (i) the amount of the Term Commitment at such time and (ii) the aggregate principal amount of Term Loans outstanding at such time, including, without limitation, the outstanding principal amount of (A) the 2012 Term Loan and (B) the Tender Offer Term Borrowing, and (c) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.

“Term Loan” means an advance made by the Lender under the Term Facility. For the avoidance of doubt, the term “Term Loan” includes, without limitation, (a) the 2012 Term Loan, (b) the Tender Offer Term Borrowing and (c) any Delayed Draw Term Borrowings.

“Term Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Term Loans, substantially in the form of Exhibit G.

“Threshold Amount” means $1,500,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Florida; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Florida, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Upfront Fee” means the fee owed by the Borrower to the Lender as described in 2013 Commitment Letter.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.

(a) Term Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make (i) a single loan to the Borrower, in Dollars, on any Business Day during the Availability Period for the Tender Offer Term Borrowing, for the purpose of funding the purchase price of the Tender Offer and the reasonable and customary fees and expenses incurred by the Borrower in connection therewith, in an amount not to exceed $25,000,000, and (ii) one or more loans to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period for Delayed Draw Term Borrowings under the Term Facility, in an aggregate amount not to exceed the Delayed Draw Commitment Amount. Each Term Borrowing shall consist of Term Loans made simultaneously by the Lender in accordance with the Term Commitment. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Term Borrowing made on the Restatement Date or any of the three (3) Business Days following the Restatement Date shall be made as Base Rate Loans.

(b) Revolving Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period for the Revolving Facility, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Revolving Exposure of the Lender shall not exceed the Revolving Commitment. Within the limits of the Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of,

conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Lender shall make all funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) Notice of Interest Rates. The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Revolving Facility.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Lender agrees, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Revolving Exposure of the Lender shall not exceed the Revolving Commitment, and (2) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Lender shall not be under any obligation to issue any Letter of Credit if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or after the Letter of Credit Expiration Date;

(B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(C) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(D) the Letter of Credit is in an initial stated amount less than $100,000;

(E) the Letter of Credit is to be denominated in a currency other than Dollars; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means reasonably acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

(ii) Unless the Lender has received written notice from any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto Extension Letter of Credit”); provided that any such Auto Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto Extension Letter of Credit has been issued, the Lender shall be deemed to have authorized (but may not require) the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non Extension Notice Date from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the Lender pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower or any waiver by the Lender which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of Lender. The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(d). In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Documentary and Processing Charges Payable to Lender. The Borrower shall pay directly to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender as from time to time in effect with respect to each Letter of Credit. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04	Prepayments.

(a) Optional. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of

$500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.04(a) shall be applied in such order of maturity as the Borrower may direct in its sole discretion. Prepayments pursuant to this Section 2.04(a) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct or inverse order of Interest Period maturities, as may be specified by the Borrower in writing.

(b) Mandatory.

(i) Involuntary Dispositions. The Borrower shall prepay the Term Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Involuntary Dispositions within thirty (30) days of the date of such Involuntary Disposition; provided, however, that so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Lender) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in assets used or useful in the Borrower’s business (but specifically excluding current assets as classified by GAAP) within one hundred eighty (180) days after the receipt of such Net Cash Proceeds; provided that any such Net Cash Proceeds that have not been so reinvested shall be immediately applied to prepay the Term Loans.

(ii) Equity Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Term Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii) [Intentionally Omitted].

(iv) Application of Payments. Each prepayment of Term Loans pursuant to the foregoing provisions of Section 2.04(b)(i) and (ii) shall be applied to the outstanding principal repayment installments of the Term Loans in inverse order of maturity.

(v) Revolving Exposure. If for any reason the Revolving Exposure at any time exceeds the Revolving Commitment at such time, the Borrower shall immediately prepay Revolving Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(v) unless, after the prepayment of the Revolving Loans, the Revolving Exposure exceeds the Revolving Commitment at such time.

(vi) Application of Other Payments. Prepayments of the Revolving Facility made pursuant to the foregoing Section 2.04(b)(v), first, shall be applied to the L/C Borrowings, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the Lender.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.04(b) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.05	Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Exposure would exceed the Revolving Commitment, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. In addition, during the Availability Period for Delayed Draw Term Borrowings under the Term Facility, the Borrower may, upon notice to the Lender as set forth above, from time to time terminate (in whole or in part) the unused portion of the Term Commitment.

(b) Mandatory.

(i) On the earlier of (A) the date of the Tender Offer Term Borrowing and (B) the last day of the Availability Period for the Tender Offer Term Borrowing, the Term Commitment shall be automatically and permanently reduced to the Delayed Draw Commitment Amount.

(ii) The Term Commitment shall be automatically and permanently reduced to zero on the last day of the Availability Period for Delayed Draw Term Borrowings.

(iii) If after giving effect to any reduction or termination of the Revolving Commitment under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Payment of Fees.

(i) All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

(ii) All fees in respect of the Term Facility accrued until the effective date of any termination of the Term Facility shall be paid on the effective date of such termination.

2.06	Repayment of Loans.

(a) Term Loans.

(i) Commencing on December 31, 2013 and continuing on the last Business Day of each March, June, September and December thereafter, until the Maturity Date for the Term Facility, the Borrower shall repay to the Lender the aggregate outstanding principal amount of the (i) 2012 Term Loan and (ii) the Term Loan advanced as the Tender Offer Term Borrowing in equal quarterly installments in an amount sufficient to fully amortize the aggregate principal amount of such Term Loans over a period of five (5) years (but in no event shall any quarterly installment be less than the amount that would have been due under the Original Credit Agreement), which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04, unless accelerated sooner pursuant to Section 8.02.

(ii) Commencing on the last Business Day of the fiscal quarter in which the aggregate principal amount of the Term Loans advanced as Delayed Draw Term Borrowings first equals or exceeds $5,000,000, and continuing on the last Business Day of each March, June, September and December thereafter, the Borrower shall repay to the Lender the aggregate outstanding principal amount of the Term Loans advanced as Delayed Draw Term Borrowings, in equal quarterly installments, in an amount sufficient to fully amortize the aggregate principal amount of such Term Loans then outstanding over a period of five (5) years (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), unless accelerated sooner pursuant to Section 8.02; provided, however, for the sake of clarity, that each time the Lender advances any additional Term Loans after the date that quarterly installment payments commence under this clause (ii), then the amount of the equal quarterly installments due under this clause (ii) shall in each instance be increased by an amount sufficient to fully amortize the aggregate principal amount of such additional Term Loans over a period of five (5) years.

(iii) Notwithstanding anything to the contrary herein, the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the entire principal amount of the Term Loans outstanding on such date.

(b) Revolving Loans. The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.07	Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, upon the written election of the Lender, outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08	Fees.

In addition to certain fees described in subsections (g) and (h) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to the sum of: (i) the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations plus (ii) during the Availability Period for Delayed Draw Term Borrowings under the Term Facility, the Applicable Rate times the actual daily amount of the unused portion of the Term Commitment. The commitment fee shall accrue (a) with respect to the portion of the commitment fee described under clause (i) above, at all times during the Availability Period for the Revolving Facility, and (b) with respect to the portion of the commitment fee described under clause (ii) above, at all times during the Availability Period for Delayed Draw Term Borrowings under the Term Facility, including, in each case, at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the last day of the respective Availability Periods for the Revolving Facility and Delayed Draw Term Borrowings under the Term Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. Reserved.

(ii) The Borrower shall pay to the Lender, for its own account, fees in the amounts and at the times specified in the 2013 Commitment Letter, including, without limitation, the Upfront Fee. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii) The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed

(which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender, promptly on demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under any other provision of this Agreement to payment of any Obligations hereunder at the Default Rate. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.10	Evidence of Debt.

The Credit Extensions made by the Lender may be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note or Notes, which shall evidence the Loans in addition to such accounts or records. The Lender may attach schedules to the Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the Loans and payments with respect thereto.

2.11	Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lending Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12	Cash Collateral.

(a) Certain Credit Support Events. If (i) the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.04 or 8.02(c), the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Cash Collateral Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.04 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce obligations shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto or (ii) the determination by the Lender that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any Loan Party shall be required by the Code or any other applicable Laws to withhold or deduct any Taxes from any payment (as determined in its good faith discretion), then (A) such Loan Party shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by the Lender after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Lender Documentation.

(i) The Lender shall deliver to the Borrower on or before the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding Tax.

(ii) If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Lender be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until the Lender determines that it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clauses (a) and (b) above, “Impacted Loans”), or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Lender has made the determination described in clause (a) or (b) of this section, the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Lender revokes the notice delivered with respect to the Impacted Loan under this section, (2) the Lender notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost of funding the Impacted Loans, or (3) the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for the Lender to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of the Lender to do any of the foregoing and provides the Borrower written notice thereof.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least thirty (30) days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable thirty (30) days from receipt of such notice.

3.05	Compensation for Losses.

Upon written request (which request shall set forth the basis for compensation and a reasonably detailed calculation of the amount of such compensation) of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations.

(a) Designation of a Different Lending Office. If the Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Restatement.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Execution of the Amended and Restated Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) to the extent requested by the Lender, Notes executed by a Responsible Officer of the Borrower and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Parties party thereto.

(b) Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer for each Loan Party (in substantially the form of Exhibit H attached hereto) dated as of the Restatement Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency of the Responsible Officers of each Loan Party; provided that, if such Organizational Documents remain unchanged from those delivered on the Closing Date, such Loan Party may either attach its Organizational Documents or certify that none of its Organizational Documents have been modified, amended, rescinded or replaced since such Organizational Documents were last delivered as of the Closing Date and continue to be in full force and effect as of the Restatement Date.

(c) Legal Opinions of Counsel. The Lender shall have received an opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Loan Parties, dated the Restatement Date and addressed to the Lender, in form and substance acceptable to the Lender.

(d) Financial Statements and Budget. The Lender shall have received (i) copies of the financial statements referred to in Section 5.05 and (ii) an annual operating plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts, for the fiscal year 2013.

(e) UCC Searches. The Lender shall have received, in form and substance satisfactory to the Lender, searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing has been made or would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

(f) Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and of the Borrower and its Subsidiaries on a consolidated basis, after giving pro forma effect to the initial Tender Offer Term Borrowing (assuming the amount of such Borrowing is $25,000,000) and the other transactions contemplated hereby and certifying that after (i) the Tender Offer Term Borrowing and (ii) any Revolving Borrowing necessary to complete the Tender Offer, the Borrower will have at least $10,000,000 of available funds remaining to be drawn under the Revolving Facility.

(g) Financial Condition Certificate. The Lender shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Restatement Date, as to certain financial matters, substantially in the form of Exhibit J.

(h) Consents. The Lender shall have received evidence that all Board, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(i) Statement of Purpose. The Lender shall have received, in form and substance satisfactory to Lender, a Statement of Purpose for an Extension of Credit Secured by Margin Stock (Federal Reserve Form U-1).

(j) Fees and Expenses. The Lender shall have received all fees and expenses owing pursuant to Section 2.08 (including, without limitation, the Upfront Fee), and the Borrower shall have reimbursed the Lender for all costs and expenses incurred by the Lender associated with the preparation, due diligence and administration of the Loan Documents, including, without limitation, the legal fees of the Lender’s counsel (subject to the Legal Fee Cap, as defined in the 2013 Commitment Letter, and subject to the provisions set forth therein) plus out-of-pocket costs and expenses, in each case to the extent set forth on a closing statement or invoice delivered to the Borrower prior to the Restatement Date (without prejudice to final settling of accounts for such fees, costs and expenses).

(k) Authorization of Tender Offer. The Lender shall have received satisfactory evidence that the Tender Offer, the Tender Offer Documents and all related transactions have been duly authorized by resolution of the Board of the Borrower, and that all other material third party consents and approvals necessary in connection with the Tender Offer and the Tender Offer Documents have been obtained.

4.02	Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the Request for Credit Extension requests the Tender Offer Term Borrowing, the Lender shall have received an executed and properly completed certificate of a Responsible Officer in substantially the form of Exhibit M attached hereto, dated the date of such Request for Credit Extension.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender, as of the date made or deemed made, that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (other than Nonmaterial Subsidiaries) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) consummate the Tender Offer, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document as of the date provided, each of which is valid and in full force and effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party and the consummation of the Tender Offer by the Borrower have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, or (e) the consummation of the Tender Offer, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents, (iii) disclosures required pursuant to generally applicable securities Laws which have been or will be duly made pursuant to such Laws and (iv) Florida documentary stamp taxes payable with respect to the Notes and any filings or documentation required by applicable Law in connection therewith.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05	Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP to be reflected on such financial statements, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Quarterly Financial Statements. The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries most recently provided to the Lender, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to (i) this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (ii) the Tender Offer or the Tender Offer Documents, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07	No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09	Tender Offer and Tendered Shares.

The Tender Offer and the Tender Offer Documents and the consummation of the transactions contemplated thereby comply and will continue to comply, and each other acquisition by the Borrower of Tendered Shares purchased on the open market or in privately negotiated transactions will comply, with all applicable Laws, including securities Laws and the provisions thereof relating to disclosure of information.

5.10	Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11	Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

5.12	ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, is subject to a favorable opinion letter from the IRS or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) As of the Closing Date, no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as could not reasonably be expected to result in a Material Adverse Effect:

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13	Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will consist of margin stock. For the avoidance of doubt, this section does not prohibit the Borrower from obtaining the Tendered Shares, which will be immediately retired by the Borrower upon the Borrower’s acquisition thereof (whether pursuant to the Tender Offer or otherwise).

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14	Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (a) any information describing documents and agreements are summary only and as such are qualified in their entirety by reference to such documents and agreements, (b) with respect to financial statements, other than projected and other pro forma financial information, the Borrower represents only that such financial statements present fairly in all material respects the financial condition of the applicable Person as of the date indicated and (c) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

5.15	Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16	Solvency.

The Borrower is individually, and the Borrower and its Subsidiaries on a Consolidated basis are, Solvent.

5.17	[Intentionally omitted.]

5.18	[Intentionally omitted.]

5.19	Authorized Officers.

Set forth on Schedule 1.01(c) are the Authorized Officers, holding the offices indicated next to their respective names, as of the last date such Schedule was required to be updated in accordance with Section 6.02. Such Authorized Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

5.20	Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a) is the following information which is true and complete in all respects as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other material equity investments of the Loan Parties as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b) Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Restatement Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the address of its chief executive office, (vi) the address of its principal place of business, (vii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (viii) the organization identification number and (ix) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties other than the owners of the Borrower).

5.21	Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein, in each case, with respect to perfection, to the extent such Lien may be perfected by the filing of a financing statement under the UCC or taking of other actions expressly required under the Loan Documents.

(b) Collateral Descriptions. Set forth on Schedule 5.21, as of the last date such Schedule was required to be updated in accordance with Section 6.02, is (i) a list of all registered or issued Intellectual Property (including all applications for registration or issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number and registration or application date and such other information as reasonably requested by the Lender); (ii) a description of all Deposit Accounts (as defined in the UCC) and Securities Accounts (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and type of account, and (C) in the case of a Securities Account, the Securities Intermediary (as defined in the UCC) or issuer; (iii) a description of all Letter of Credit rights of the Loan Parties with a face amount in excess of $500,000, including the name of (A) the applicable Loan Party and (B) the issuer or nominated person, as applicable; (iv) a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties in respect of which such Loan Party anticipates a recovery in excess of $500,000 (detailing such Commercial Tort Claim in such detail as reasonably requested by the Lender); (v) a list of all Pledged Equity and all other Equity Interests required to be pledged to the Lender pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number (if certificated) and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.)); and (vi) a list of (A) the headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

5.22	Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as could not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23	OFAC.

No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender) of Sanctions.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of their Subsidiaries to:

6.01	Financial Statements.

Deliver to the Lender:

(a) Audited Financial Statements.

As soon as available, but in any event within one hundred five (105) days after the end of each fiscal year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ended December 27, 2013, financial statements in the form filed with the SEC on the Borrower’s form 10-K, audited and accompanied by a report and opinion of BDO USA, LLP or other firm independent certified public accountants of recognized regional or national standing approved by the Board of the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 27, 2013), financial statements in the form filed with the SEC on the Borrower’s form 10-Q, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Business Plan and Budget. As soon as available, but in any event within sixty-five (65) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 27, 2013), an annual operating plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts, in form reasonably satisfactory to the Lender; provided that the Lender acknowledges and agrees that if any such operating plan and budget is delivered to the Board of the Borrower, such operating plan and budget in substantially the form delivered to the Board of the Borrower shall be satisfactory to the Lender.

As to any information contained in materials furnished pursuant to Section 6.02(g), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) [Intentionally Omitted].

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 27, 2013), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP.

(c) Updated Schedules. Within five (5) days after delivery of the Compliance Certificate referred to in Section 6.02(b), the following updated Schedules to this Agreement to the extent required to make the representation related to such Schedule true and correct as of the date of delivery of such updated Schedules: Schedules 1.01(c), 5.20(a), 5.20(b) and 5.21; provided, however, the Borrower shall not be required to update Schedule 5.21 to describe Deposit Accounts or Securities Accounts maintained with the Lender.

(d) [Intentionally omitted].

(e) Changes in Corporate Structure. Within twenty (20) days after any merger, consolidation, dissolution or other change in corporate structure of a similar nature permitted pursuant to the terms of this Agreement of (i) any Loan Party or (ii) any Subsidiary the Equity Interests of which have been pledged as Collateral, provide notice of such change in corporate structure to the Lender, along with such other information as reasonably requested by the Lender. Provide notice to the Lender, not less than ten (10) days prior (or such shorter period of time as agreed to by the Lender) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(f) Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board (or the audit committee of the Board) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(g) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all periodic and current reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(h) [Intentionally Omitted].

(i) SEC Notices. Promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(j) Debt Notices. Not later than ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(k) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(l) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower shall provide to the Lender by electronic mail electronic versions of such documents upon request.

6.03	Notices.

Promptly, but in any event within three (3) Business Days of any Responsible Officer becoming aware thereof, notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.09(b); and

(e) of any (i) occurrence of any Involuntary Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i) and (ii) Equity Issuance for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.

Pay and discharge as the same shall become due and payable (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not permitted hereby.

6.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 and except with respect to Nonmaterial Subsidiaries;

(b) maintain its good standing under the Laws of the jurisdiction of its organization, except with respect to Nonmaterial Subsidiaries;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties.

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07	Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, together with such insurance as is required by the Security Agreement.

(b) Interests. Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, within sixty (60) days of expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender evidence of such insurance policies (which may be satisfied by delivery, as applicable, of ACORD Form 27 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)). As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information in substantially the form of Exhibit K (or such other form as required by each of the Loan Parties’ insurance companies). The Loan Parties shall additionally deliver to the Lender such other certificates, copies of policies, declarations and other items and information relating to insurance coverage as the Lender from time to time may reasonably request.

6.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be. The Loan Parties shall maintain all of their books of record and account (or copies thereof) at the headquarter location of the Loan Parties identified on Schedule 5.21.

6.10	Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, the reasonable and documented out-of-pocket costs of the first such inspection in any calendar year to be at the Borrower’s expense; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice, all at the

Borrower’s expense. If any of properties, books or records of any Loan Party or Subsidiary are in the possession of a third party, the Loan Parties and such Subsidiaries authorize that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender’s requests for information concerning such properties, books and records.

6.11	Use of Proceeds.

Use the proceeds of (i) the Tender Offer Term Borrowing solely to finance the Borrower’s purchase of its Equity Interests pursuant to the Tender Offer and the reasonable and customary fees and expenses incurred by the Borrower in connection with the Tender Offer, (ii) the Delayed Draw Term Borrowings solely to finance the Borrower’s purchase of its Equity Interests on the open market or in privately negotiated transactions after the consummation of the Tender Offer and customary fees and expenses incurred by the Borrower in connection therewith and (iii) the other Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document; provided that the Borrower may not use the proceeds of Revolving Loans to finance the purchase of its Equity Interests at any time that the Term Commitment remains in effect. For clarity, the financing contemplated by clauses (i) and (ii) of this Section 6.11 may include any refinancing for purchases of Equity Interests that were originally funded from the Borrower’s cash balances and not from proceeds of Revolving Loans or Term Loans

6.12	[Intentionally omitted].

6.13	[Intentionally omitted].

6.14	Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so, except in each case to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.15	Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Subsidiaries (other than any Nonmaterial Subsidiary or CFC or a Subsidiary that is held directly or indirectly by a CFC) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired or ceases to be a Nonmaterial Subsidiary) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, no Foreign Subsidiary shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower. In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (e) and (j) and 6.16, and such other documents or agreements as the Lender may reasonably request.

6.16	Covenant to Give Security.

Except with respect to Excluded Property and any other property not included in the Collateral pursuant to the Security Agreement, each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein in compliance with the terms and conditions of the Collateral Documents, all in form and substance reasonably satisfactory to the Lender.

6.17	Further Assurances.

Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.18	Deposit Accounts and Cash Collateral Accounts.

As soon as reasonably practicable, but in any event within ninety (90) days after the Closing Date, maintain and cause each of the other Loan Parties to maintain, (i) its primary deposit accounts with the Lender and (ii) all Cash Collateral Accounts as required by Section 2.12 and otherwise with the Lender.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirect:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document or otherwise in favor of the Lender;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; provided that a reserve or other appropriate provision shall have been made therefor;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) Liens incurred or deposits made to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

(j) (i) licenses, sublicenses, leases or subleases granted to other persons in the ordinary course of business not interfering in any material respect with the ordinary conduct of the business of the Loan Parties or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Loan Party or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or to other funds maintained with a depository institution;

(l) licenses of intellectual property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(m) filing of UCC financing statements solely as a precautionary measure in connection with operating leases;

(n) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon;

(o) good faith deposits required in connection with any investment transaction permitted under Section 7.03; and

(p) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated any investment transaction permitted under Section 7.03.

7.02	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents, any Hedge Agreement or any Cash Management Agreement;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(d) Unsecured Indebtedness of (i) a Loan Party owed to a Loan Party or a Subsidiary that is not a Loan Party, or (ii) a Subsidiary of the Borrower that is not a Loan Party owed to a Loan Party, not exceeding $5,000,000 in the aggregate outstanding at any one time, which Indebtedness under the foregoing clauses (i) and (ii) shall (A) to the extent required by the Lender, be evidenced by promissory notes which shall be pledged to the Lender as Collateral for the Obligations in accordance with the terms of the Security Agreement, (B) be on terms (including subordination terms) acceptable to the Lender and (C) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”), or (iii) a Subsidiary of the Borrower that is not a Loan Party owed to any other Subsidiary of the Borrower that is not a Loan Party;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(f) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date in a transaction permitted hereunder in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time for all such Indebtedness; provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower; and

(g) Other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

7.03	Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the

Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested after the Closing Date not to exceed $5,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g) Permitted Acquisitions (other than of CFCs and Subsidiaries held directly or indirectly by a CFC (which Investments are covered by Section 7.03(c)(iv));

(h) Investments in securities of account debtors received (i) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or (ii) in settlement of litigation or other disputes;

(i) Instruments of assurance provided by any Loan Party in favor of auditors with respect to Foreign Subsidiaries in the ordinary course of business; and

(j) Investments not otherwise permitted pursuant to the foregoing clauses in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

7.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(b) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(c) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person shall be or become a Loan Party; and

(d) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person shall be or become a Loan Party.

7.05	Dispositions.

Make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and the abandonment or other disposition of intellectual property that is, in the reasonable good faith judgment of the Borrower, no longer economically or commercially practicable or necessary to maintain or useful in the conduct of the business of the Loan Parties;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions constituting transactions permitted by Sections 7.01 (to the extent any Lien is deemed to be a transfer), 7.03, 7.04 and 7.06 and (ii) leases or subleases of interests in real property in the ordinary course of business;

(e) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business;

(f) Dispositions of accounts which have been written off or in respect of which a bad debt reserve has been taken on the books and records of the Loan Parties;

(g) discounts or compromises for less than the face value of accounts receivable in order to resolve disputes that occur in the ordinary course of business;

(h) retiring or cancelling any treasury stock;

(i) if and to the extent required by applicable law, sales or disposals of Equity Interests of a Foreign Subsidiary to Persons proposed to become members of the Board of such Foreign Subsidiary in order to qualify such Persons as members of the Board;

(j) other Dispositions so long as (i) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $1,000,000.

7.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may declare and make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower may consummate the Tender Offer and otherwise purchase Tendered Shares using proceeds of Term Loans;

(c) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(d) the Borrower may make other Restricted Payments (including the purchase of Tendered Shares using the proceeds of Revolving Loans or cash on hand) so long as after giving effect to such Restricted Payment and any Borrowings made in connection or concurrently therewith, (i) Available Liquidity shall be at least $10,000,000 and (ii) no Default would occur hereunder as a result of such Restricted Payment (including without limitation under Section 7.11).

7.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08	Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions and Restricted Payments expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, and other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for (x) any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (y) leases, licenses and other contracts containing customary provisions which restrict the assignment thereof and (z) agreements relating to the sale of property of any Subsidiary which, pending such sale, impose customary restrictions and conditions, provided that such restrictions and conditions apply only to the property to be sold and such sale is permitted hereunder, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

7.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, except for the purchase of Tendered Shares using proceeds of Loans, which Tendered Shares shall be retired as soon as reasonably practicable upon acquisition thereof (whether pursuant to the Tender Offer or otherwise).

7.11	Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 2.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.50 to 1.00.

7.12	[Intentionally omitted].

7.13	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend any of its Organization Documents in a manner that is adverse to the Lender or otherwise inconsistent with the terms of this Agreement or the other Loan Documents (provided that Borrower shall notify the Lender of any amendment to the Organization Documents of the Borrower or any other Loan Party within fifteen (15) days of such amendment, whether or not such amendment is permitted hereunder);

(b) change its fiscal year; or

(c) without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change the name, state of formation or form of organization of any Loan Party.

7.14	Accounting Changes.

Make any change in accounting policies or reporting practices, except as required by GAAP or as may be required by applicable Law.

7.15	Account Control Agreements; Additional Bank Accounts.

Open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 7.15; provided that commencing on the date that is ninety (90) days following the Closing Date, the balance in any such account not held with the Lender does not exceed $100,000 at any time and the aggregate balance in all such accounts does not exceed $250,000 at any time, (b) securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement, and (c) accounts held with the Lender.

7.16	Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.17	[Intentionally omitted].

7.18	Sanctions.

Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including the Lender) of any Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.10, 6.11, 6.15, 6.16, Article VII or Article IX; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in this Agreement on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of a Responsible Officer having knowledge of such Default and the receipt of written notice thereof from Lender; provided, however, that if such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period; such Loan Party shall promptly commence to cure such failure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Loan Party in the exercise of due diligence to cure such failure, such additional period not to exceed thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Default Under or Invalidity of Loan Documents. (i) Any Loan Party fails to perform or observe any covenant or agreement contained in any other Loan Document or any default or event of default occurs under any other Loan Document; or (ii) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Investments. The sum of (i) Investments made in reliance on Section 7.03(c)(iv) and 7.03(j) and (ii) actual payments or asset transfers (whether in cash, property or otherwise) made by the Borrower or any of the Loan Parties pursuant to Investments described in Section 7.03(i) exceeds an aggregate amount of $6,000,000 at any time.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitments to make Loans and obligation to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender to payment of the Obligations and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.12), in such order and manner as the Lender shall elect in its sole discretion, with the balance, if any, after all of the Obligations have been indefeasibly paid in full and all L/C Obligations have been Cash Collateralized, to the Borrower or as otherwise required by Law. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section. Subject to Sections 2.03(c) and 2.12, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this Section shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in such order and manner as the Lender shall elect in its sole discretion.

ARTICLE IX

CONTINUING GUARANTY

9.01	Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder or under any other Loan Document, any Cash Management Agreement or any Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Notwithstanding the foregoing, the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02	Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than payment in full of the Obligations). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

9.04	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.05	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

9.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

9.08	Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09	Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Lender may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

9.10	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or other electronic mail transmission to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.01(a), and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by (fax transmission or other electronic mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile number or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any

Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Sections 3.01(c), 3.04 or 3.05, this Section 10.04(b) shall not apply with respect to (i) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (ii) any indemnification obligations with respect to the matters described in Sections 3.04 and 3.05, which obligations shall be governed solely by such provisions.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after receipt of a reasonably detailed invoice therefor.

(e) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06	Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that neither the Borrower nor any other Loan Party may assign its rights and obligations hereunder without the Lender’s prior written consent. The Lender may at any time (i) assign all or a portion of its rights and obligations hereunder to any other Person, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder; provided that, in the case of an assignment that is not to an Affiliate of the Lender, notice to and, so long as no Event of Default shall have occurred and be continuing, consent from the Borrower shall be required, including the Borrower’s consent to any documentation changes required or reasonably requested in connection with any partial assignment (including but not limited to the formulation of “required lenders” for approval of consents and waivers and related voting provisions), which consent shall not be unreasonably withheld, conditioned or delayed. The Borrower shall be deemed to have consented to any such assignment and related documentation changes unless it shall have objected thereto by written notice to the Lender within ten (10) Business Days after having received such notice and a draft of such documentation changes, as applicable. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment that are reasonably satisfactory to the Borrower. All information provided by or on behalf of the Borrower to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant, subject in each case to Section 10.07.

(b) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07	Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or any of its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c) Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held in Borrower’s operating account with the Lender against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposits; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. For purposes of this Section 10.08, “operating account” means the deposit account maintained by the Borrower with the Lender the last four digits of which are 7646, including (i) such account under any subsequent account number assigned by the Lender and (ii) any account opened in substitution therefor which serves as the Borrower’s operating account with the Lender.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or electronic mail transmission shall be promptly followed by such manually executed counterpart.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY

RELATED PARTY OF THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF FLORIDA SITTING IN MIAMI-DADE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FLORIDA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16	Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17	USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act.

The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 10.18 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.19	Amendment and Restatement.

(a) Amendment and Restatement; No Novation. On the Restatement Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (ii) all reference to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein shall be deemed to be references to the Original Credit Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Original Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b) No Implied Waivers. Except as expressly provided in any Loan Document, this Agreement (i) shall not cure any breach of the Original Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the date hereof and (ii) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

(c) Reaffirmation. Each Loan Party hereby reaffirms, ratifies and confirms their respective payment and performance obligations under (i) the Original Credit Agreement (as amended and restated by this Agreement) and (ii) each of the existing Loan Documents to which it is a party. Each Loan Party hereby reaffirms, and agrees that, the Liens granted pursuant to the Loan Documents to the Lender shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations.

(d) Fee Letter Termination. The parties hereto acknowledge and agree that the fee letter between Lender and Borrower, dated as of the Closing Date, is hereby terminated and shall, as of the date hereof, cease to be of any force or effect; provided however, that any obligation of the Borrower to pay fees accrued and owing thereunder prior to the Restatement Date shall survive such termination.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	THE HACKETT GROUP, INC.

	By:	/s/ Ted A. Fernandez
	Name:	Ted A. Fernandez
	Title:	Chairman and CEO

GUARANTORS:	ARCHSTONE ACQUISITION CORP.

	By:	/s/ Robert Ramirez
	Name:	Robert Ramirez
	Title:	Director

RESOURCE EVALUATION INCORPORATED

	By:	/s/ Frank A. Zomerfeld
	Name:	Frank A. Zomerfeld
	Title:	Director

The Hackett Group, Inc.

Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A.

By:	/s/ David Gutierrez
Name:	David Gutierrez
Title:	SVP

The Hackett Group, Inc.

Amended and Restated Credit Agreement

Signature Page

SCHEDULE 1.01(A)

CERTAIN ADDRESS FOR NOTICES

BORROWER AND GUARANTORS:

THE HACKETT GROUP, INC.
1001 Brickell Bay Drive, 30th Floor
Miami, Florida 33131
Attention:	Robert A. Ramirez, Chief Financial Officer
Telephone:	(305) 375-8005
Facsimile:	(305) 379-8810
Email:	rramirez@thehackettgroup.com
Website:	www.thehackettgroup.com

With copies to:
Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, DC 20004
Attention:	John B. Beckman
Telephone:	(202) 637-5464
Facsimile:	(202) 637-5910
Email:	john.beckman@hoganlovells.com

and:

Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, DC 20004
Attention:	Gordon C. Wilson
Telephone:	(202) 637-5711
Facsimile:	(202) 637-5910
Email:	gordon.wilson@hoganlovells.com

LENDER:

BANK OF AMERICA, N.A.
Global Commercial Banking
701 Brickell Avenue, 8th Floor
Mailcode: FL7-410-08-09
Miami, Florida 33131
Attention:	David Gutierrez, Senior Vice President
Telephone:	(305) 347-2925
Facsimile:	(904) 312-6244
Email:	dave.gutierrez@baml.com

Schedule 1.01(a)

LC ISSUER:

BANK OF AMERICA, N.A.
Letters of Credit
1 Fleet Way
Scranton, Pennsylvania 18507
Attention:	Alfonso Malave Jr.
Telephone:	(570) 496-9622
Facsimile:	(800) 755-8743
Email:	alfonso.malave@baml.com

Schedule 1.01(a)

SCHEDULE 1.01(c)

AUTHORIZED OFFICERS

Loan Party	Name	Title
The Hackett Group, Inc.	Ted A. Fernandez	Chief Executive Officer
	Robert A. Ramirez	Chief Financial Officer and Executive Vice President
	Frank A. Zomerfeld	Executive Vice President, General Counsel and Secretary

Archstone Acquisition Corp.	Robert A. Ramirez	President and Director
	Frank A. Zomerfeld	Secretary and Director

Resource Evaluation Incorporated	Frank A. Zomerfeld	Secretary and Director

Schedule 1.01(c)

SCHEDULE 5.12

PENSION PLANS

1.	The Hackett Group, Inc. 401(k) Plan.

Schedule 5.12

SCHEDULE 5.20(a)

SUBSIDIARIES, JOINT VENTURES,

PARTNERSHIPS AND OTHER EQUITY INVESTMENTS

A.	Subsidiaries

a.	Company Name	Number of Shares/Units Outstanding	Class/Nature of Equity Interests	Number of Shares Owned	Owned By (100%)
	Resource Evaluation Incorporated	100,000	Voting	100,000	The Hackett Group, Inc.
	Archstone Acquisition Corp.	100	Voting	100	The Hackett Group, Inc.
	REL Consultancy Group Limited	—	—	—	The Hackett Group Limited
	Hackett-REL Limited	—	—	—	REL Consultancy Group Limited
	Resource Evaluation Limited	—	—	—	REL Consultancy Group Limited
	Resource Evaluation SAS	—	—	—	REL Consultancy Group Limited
	REL Consultancy Group SL	—	—	—	REL Consultancy Group Limited
	REL Consultancy Group GmbH	—	—	—	REL Consultancy Group Limited
	REL Consultancy Group SRL	—	—	—	REL Consultancy Group Limited
	REL Consultancy PTE Limited	—	—	—	REL Consultancy Group Limited
	Answerthink Canada Limited	—	—	—	The Hackett Group, Inc.
	The Hackett Group AG	—	—	—	The Hackett Group GmbH
	The Hackett Group BV	—	—	—	The Hackett Group GmbH
	The Hackett Group, Inc.	—	—	—	The Hackett Group, Inc.

Schedule 5.20(a)

a.	Company Name	Number of Shares/Units Outstanding	Class/Nature of Equity Interests	Number of Shares Owned	Owned By (100%)
	Delphi Partners, Inc.	—	—	—	The Hackett Group, Inc.
	Legacy Technology, Inc.	—	—	—	The Hackett Group, Inc.
	Infinity Consulting Group, Inc.	—	—	—	The Hackett Group, Inc.
	Group Cortex, Inc.	—	—	—	The Hackett Group, Inc.
	triSpan, Inc.	—	—	—	The Hackett Group, Inc.
	CFT Consulting, Inc.	—	—	—	The Hackett Group, Inc.
	Epic Acquisition Corp.	—	—	—	The Hackett Group, Inc.
	Advis Acquisition Corp.	—	—	—	The Hackett Group, Inc.
	Beacon Analytics, Inc.	—	—	—	The Hackett Group, Inc.
	GCSB Acquisition Corp.	—	—	—	The Hackett Group, Inc.
	EZ Commerce Global Solutions, Inc.	—	—	—	The Hackett Group, Inc.
	THINK New Ideas, Inc.	—	—	—	The Hackett Group, Inc.
	SD Goodman Group, Inc.	—	—	—	THINK New Ideas, Inc.
	On Ramp, Inc.	—	—	—	THINK New Ideas, Inc.
	Scot Mednick & Associates, Inc.	—	—	—	THINK New Ideas, Inc.
	The Hackett Group Kft	—	—	—	Hackett-REL Limited

b.	The parties identified as 3 through 7 on Schedule 5.21(E) (Pledged Equity Interests).

Schedule 5.20(a)

B.	Joint Ventures

a.	None.

C.	Other material equity investments of the Loan Parties

a.	None.

Schedule 5.20(a)

SCHEDULE 5.20(b)

LOAN PARTIES

Loan Party	Former Legal Name w/in Last Four Months (if any)	Jurisdiction and Type of Organization	Address of Chief Executive Office and Principal Place of Business	US Federal Tax ID No.	Ownership Information
The Hackett Group, Inc., as Borrower	N/A	Florida Corporation	1001 Brickell Bay Drive Suite 3000 Miami, Florida 33131	65-0750100	Publicly Held

Resource Evaluation Incorporated, as Guarantor	N/A	Delaware Corporation	1001 Brickell Bay Drive Suite 3000 Miami, Florida 33131	11-2886538	Private; wholly owned by The Hackett Group, Inc.

Archstone Acquisition Corp., as Guarantor	N/A	Florida Corporation	1001 Brickell Bay Drive Suite 3000 Miami, Florida 33131	N/A	Private; wholly owned by The Hackett Group, Inc.

Schedule 5.20(b)

SCHEDULE 5.21

COLLATERAL

A.	Intellectual Property

Trademarks:

	Marks	Status	Notes
U.S.	Answerthink	Live	Reg. # 2194173
	Answerthink	Live	Reg. # 2791800
	EZPharma	Live	Reg. # 2975800

	The Hackett Group & Design	Live	Reg. # 3064697 - Mar 2006 - Need to renew by Mar. 2012.
	Quadrant Logo	Live	Reg. # 2961761
	Hackett Perspective	Live	Reg. # 3229134
	World Class Defined	Live	Reg. # 3138853 - Sep. 2006 - Need to renew by Sep. 2012
	Book of Numbers	Live	Reg. # 3161333 - Oct. 2006 - Need to renew by Oct. 2012.
	Hackett Business Value Index	Live	Reg. # 2937236
	Hackett Knowledge Center	N/A	NOTHING PENDING PER INSTRUCTIONS

	Hackett Value Index	Dead	Ser. # 76495107 (Abandoned)
	Helping Business Evolve	Dead	Ser. # 76018740 (Cancelled)
	Hackett Best Practices	Dead	Ser. # 76414350 (Cancelled)
	THG	Dead	Reg. # 2211275 (Cancelled)
	Hackett Inside	N/A	NOTHING PENDING PER INSTRUCTIONS

	IndustryViews		Search Conducted - Application Pending
	Hackett Certified		Search Conducted - Application Pending
	Global Business EAP		Search Requested
	Hackett Performance Exchange	Pending	Ser. # 85348179 Need to respond to Initial Objection by Examiner
	HackettConnector	Pending	Ser. # 85348187 Need to respond to Initial Objection by Examiner
	The Hackett Highway	Pending	Ser. # 85351273 Need to respond to Initial Objection by Examiner
	Hackett HD	Pending	Completed

Schedule 5.21

	Marks	Status	Notes
	Archstone Consulting		Reg. # 2937782
	Archstone Consulting & Design		Reg. # 3490113
	Archstone Consulting’s Connect-the-Dots		Reg. # 3473672
	Defining a New Age in Consulting		Reg. # 3547555
	Archstone On Demand		Ser. # 77401839 (Abandoned)

	REL Working Capital 1000	Dead	Reg. # 2245575
	REL 1000	Dead	Reg. # 2218439

	HACKETT HD	Pending	Reg# 85715810
	WORLD CLASS DEFINED AND ENABLED	Pending	Reg# 85720637
Europe	The Hackett Group	Live	EU - TM # 004575973 (Owner - The Hackett Group GmbH)
(Community TM)	The Hackett Group		German Reg. # 30514693 (Owner - The Hackett Group GmbH)
	Answerthink		German Reg. # 30116365 (Owner - The Hackett Group GmbH)

India	The Hackett Group	Pending	Secured Local Counsel
	Quadrant Logo		Application No.1754815 accepted for advertisement in Trade Mark Journal

Japan	The Hackett Group	Live	Reg. # 5379169
Australia	The Hackett Group	Pending	App. # 1376900 - Published for Opposition.

Schedule 5.21

The Hackett Group (Owner) US:

	Serial Number	Reg. Number	Word Mark	Check Status	Live/Dead
1	85351273		THE HACKETT HIGHWAY	TARR	LIVE
2	85348187		HACKETTCONNECTOR	TARR	LIVE
3	85348179		HACKETT PERFORMANCE EXCHANGE	TARR	LIVE
4	78719630	3229134	HACKETT PERSPECTIVE	TARR	LIVE
5	78719628	3138853	WORLD CLASS DEFINED	TARR	LIVE
6	78575267	3473672	ARCHSTONE CONSULTING’S CONNECT-THE-DOTS	TARR	LIVE
7	78296877	2937782	ARCHSTONE CONSULTING	TARR	LIVE
8	78325532	2975800	EZPHARMA	TARR	LIVE
9	78377883	3490113	ARCHSTONE CONSULTING	TARR	LIVE
10	77174636	3547555	DEFINING A NEW AGE IN CONSULTING	TARR	LIVE
11	76532867	2961761		TARR	LIVE
12	76018740	2894049	HELPING BUSINESS EVOLVE	TARR	DEAD
13	76623221	3161333	BOOK OF NUMBERS	TARR	LIVE
14	76494209	3064697	THE HACKETT GROUP	TARR	LIVE
15	76493951	2937236	HACKETT BUSINESS-VALUE INDEX	TARR	LIVE
16	76414350	2854546	HACKETT BEST PRACTICES	TARR	DEAD
17	76066909	2791800	ANSWERTHINK	TARR	LIVE
18	75200969	2194173	ANSWERTHINK	TARR	LIVE

Schedule 5.21

Archstone (International):

Mark	County	Status	Number
ARCHSTONE CONSULTING	Canada	Registered	TMA698096
ARCHSTONE CONSULTING Logo (black and white design)	Canada	Published	1356403
ARCHSTONE CONSULTING	China (Peoples Republic)	Registered	4433309
ARCHSTONE CONSULTING	China (Peoples Republic)	Registered	4433310
ARCHSTONE CONSULTING	China (Peoples Republic)	Registered	4433311
ARCHSTONE CONSULTING	European Community	Registered	6111793
ARCHSTONE CONSULTING (Logo) (black and white design)	European Community	Registered	6114433
ARCHSTONE CONSULTING	Mexico	Registered	868449
ARCHSTONE CONSULTING	Mexico	Registered	896516
ARCHSTONE CONSULTING	Mexico	Registered	896517
ARCHSTONE CONSULTING (Logo) (black and white design)	Mexico	Registered	1008213
ARCHSTONE CONSULTING (Logo) (black and white design)	Mexico	Registered	1005045
ARCHSTONE CONSULTING (Logo) (black and white design)	Mexico	Registered	1008981
ARCHSTONE CONSULTING	Switzerland	Registered	532190
ARCHSTONE CONSULTING	United States of America	Registered	2937782
ARCHSTONE CONSULTING Logo (black and white design)	United States of America	Registered	3490113
ARCHSTONE CONSULTING’S CONNECT-THE-DOTS	United States of America	Registered	3473672
DEFINING A NEW AGE IN CONSULTING	United States of America	Registered	3547555

Patents – None.

Copyrights – None.

Schedule 5.21

SCHEDULE 5.21

COLLATERAL

B.	Deposit and Securities Accounts of The Hackett Group, Inc.

	Bank Name / Address	Type of Account
1.	Bank of America, N.A. P.O. Box 741197 Atlanta, Georgia 30374	Lockbox

2.	Bank of America, N.A. P.O. Box 25118 Tampa, Florida 33622-5118	Payroll

3.	Bank of America, N.A. P.O. Box 25118 Tampa, Florida 33622-5118	Deferred Compensation

4.	Bank of America, N.A. P.O. Box 25118 Tampa, Florida 33622-5118	Deferred Compensation

5.	Bank of America, N.A. P.O. Box 25118 Tampa, Florida 33622-5118	Deferred Compensation

6.	Bank of America, N.A. P.O. Box 25118 Tampa, Florida 33622-5118	Operating Account

Schedule 5.21

SCHEDULE 5.21

COLLATERAL

C.	Letter of Credit Rights

None.

D.	Commercial Tort Claims

None.

E.	Pledged Equity Interests

	Pledgor	Issuer	Shares / Class of Equity Interests Pledged	Certificate No. (if any)	Percentage of Ownership	Percentage of Ownership Pledged	Class/Nature of Equity Interests
1	The Hackett Group, Inc.	Resource Evaluation Incorporated	100,000 Shares	1	100%	100%	Voting
2	The Hackett Group, Inc.	Archstone Acquisition Corp.	100 Shares	1	100%	100%	Voting
3	The Hackett Group, Inc.	The Hackett Group Limited	2 Shares	N/A	100%	66%	Voting
4	The Hackett Group, Inc.	The Hackett Group Canada, Inc.	100 Class A Common Shares	CA-2	100%	66%	Voting
5	The Hackett Group, Inc.	The Hackett Group Australia Pty Limited	1,000 Ordinary Shares	1	100%	66%	Voting
6	The Hackett Group, Inc.	The Hackett Group GmbH	1 Share	N/A	100%	66%	Voting
7	The Hackett Group, Inc.	Hackett Group (India) Limited	612,950 Shares	15, 22-27	99%	66%	Voting[1]
8	The Hackett Group, Inc.	Answerthink Canada Limited	[ ]	[ ]	100%	100%	[ ]

[1]	These Equity Interests are only included on this Schedule if and to the extent they constitute “Pledged Equity” under the Security and Pledge Agreement.

Schedule 5.21

	Pledgor	Issuer	Shares / Class of Equity Interests Pledged	Certificate No. (if any)	Percentage of Ownership	Percentage of Ownership Pledged	Class/Nature of Equity Interests
9	The Hackett Group, Inc.	The Hackett Group, Inc.	[ ]	[ ]	100%	100%	[ ]
10	The Hackett Group, Inc.	Delphi Partners, Inc.	[ ]	[ ]	100%	100%	[ ]
11	The Hackett Group, Inc.	Legacy Technology, Inc.	[ ]	[ ]	100%	100%	[ ]
12	The Hackett Group, Inc.	Infinity Consulting Group, Inc.	[ ]	[ ]	100%	100%	[ ]
13	The Hackett Group, Inc.	Group Cortex, Inc.	[ ]	[ ]	100%	100%	[ ]
14	The Hackett Group, Inc.	triSpan, Inc.	[ ]	[ ]	100%	100%	[ ]
15	The Hackett Group, Inc.	CFT Consulting, Inc.	[ ]	[ ]	100%	100%	[ ]
16	The Hackett Group, Inc.	Epic Acquisition Corp.	[ ]	[ ]	100%	100%	[ ]
17	The Hackett Group, Inc.	Advis Acquisition Corp.	[ ]	[ ]	100%	100%	[ ]
18	The Hackett Group, Inc.	Beacon Analytics, Inc.	[ ]	[ ]	100%	100%	[ ]
19	The Hackett Group, Inc.	GCSB Acquisition Corp.	[ ]	[ ]	100%	100%	[ ]
20	The Hackett Group, Inc.	EZ Commerce Global Solutions, Inc.	[ ]	[ ]	100%	100%	[ ]
21	The Hackett Group, Inc.	THINK New Ideas, Inc.	[ ]	[ ]	100%	100%	[ ]

Schedule 5.21

SCHEDULE 5.21

COLLATERAL

F.	Locations

1.	Locations of Headquarters, Significant Administrative or Governmental Functions and Books or Records Maintenance for the Loan Parties

Loan Party	Headquarter Location	Location of Significant Administrative or Governmental Functions	Location of Books or Records Maintenance (including electronic)
The Hackett Group, Inc.	1001 Brickell Bay Drive, Suite 3000 Miami, Florida 33131	N/A	N/A

Resource Evaluation Incorporated	1001 Brickell Bay Drive, Suite 3000 Miami, Florida 33131	N/A	N/A

Archstone Acquisition Corp.	1001 Brickell Bay Drive, Suite 3000 Miami, Florida 33131	N/A	N/A

2.	Locations of personal property Collateral of the Loan Parties

Location of Personal Property Collateral	Property Leased or Owned	Property Lessor / Property Owner (if leased) (if owned)
1001 Brickell Bay Drive, 30th Floor Miami, Florida 33131	Leased	Brickell Bay Tower Ltd., Inc.

1000 Abernathy Road, Suite 1400 Atlanta, Georgia 30328	Leased	FULCOPROP 400, LLC (DE)

101 West Elm Street Conshohocken, Pennsylvania 19428	Leased	Brandywine Operating Partnership, LP (DE)

Schedule 5.21

Location of Personal Property Collateral	Property Leased or Owned	Property Lessor / Property Owner (if leased) (if owned)
1000 Adams Avenue Norristown, Pennsylvania 19403	Leased	DBSi

100 Montgomery Street San Francisco, California 94104	Leased	BRE/100 Montgomery Holdings LLC.

525 West Monroe Street Chicago, Illinois 60661	Leased	TST 525 West Monroe, LLC

270 Madison Avenue New York, NY 10016	Leased	ABS Partners Real Estate, LLC

Schedule 5.21

SCHEDULE 7.01

EXISTING LIENS

Obligor	Obligee	Source of Lien	Amount (USD)
The Hackett Group, Inc.	Bank of America	Letter of credit for Chicago office space.	$40,000.00
The Hackett Group, Inc.	Bank of America	Letter of credit for New York office space.	$50,840.00
On Ramp, Inc.	The State of New York	State tax lien (Warrant ID# E-012742088-W003-4).	$928.38
On Ramp, Inc.	The State of New York	State tax lien (Warrant ID# E-012742088-W004-8).	$3,524.83
SD Goodman Group, Inc.	The State of New York	State tax lien (Warrant ID# E-011568640-W001-6).	$5,598.34

Schedule 7.01

SCHEDULE 7.02

EXISTING INDEBTEDNESS

	Debtor	Lender	Description of Indebtedness	Amount	Currency
1	The Hackett Group, Inc.	Bank of America	Letter of credit for Chicago office space	40,000.00	USD
2	The Hackett Group, Inc.	Bank of America	Letter of credit for New York office space	50,840.00	USD
3	The Hackett Group AG	Hackett-REL Limited	Intercompany note	41,263.67	GBP
4	The Hackett Group, Inc.	Hackett-REL Limited	Intercompany note	46,800.00	EUR
5	The Hackett Group Ltd.	Hackett-REL Limited	Intercompany note	53,782.30	USD
6	Resource Evaluation Incorporated	Hackett-REL Limited	Intercompany note	82,626.70	GBP
7	The Hackett Group GmbH	Hackett-REL Limited	Intercompany note	223,933.11	GBP
8	The Hackett Group BV	Hackett-REL Limited	Intercompany note	364,384.34	EUR
9	Resource Evaluation Incorporated	Hackett-REL Limited	Intercompany note	409,907.24	GBP
10	The Hackett Group GmbH	Hackett-REL Limited	Intercompany note	4,202,075.05	EUR
11	Hackett-REL Limited	REL Consultancy Group SL	Intercompany note	199,674.00	EUR
12	Hackett-REL Limited	REL Consultancy Group SL	Intercompany note	244,271.00	EUR
13	Hackett-REL Limited	Resource Evaluation SAS	Intercompany note	1,036,088.00	EUR
14	Hackett-REL Limited	The Hackett Group AG	Intercompany note	1,189,878.13	CHF
15	The Hackett Group, Inc.	The Hackett Group BV	Intercompany note	52,936.64	USD
16	The Hackett Group AG	The Hackett Group BV	Intercompany note	62,727.19	EUR
17	Resource Evaluation Incorporated	The Hackett Group GmbH	Intercompany note	147,413.35	EUR
18	The Hackett Group BV	The Hackett Group GmbH	Intercompany note	570,876.61	EUR
19	The Hackett Group AG	The Hackett Group GmbH	Intercompany note	703,787.75	EUR
20	The Hackett Group, Inc.	The Hackett Group GmbH	Intercompany note	1,556,504.29	EUR

Schedule 7.02

	Debtor	Lender	Description of Indebtedness	Amount	Currency
21	The Hackett Group Ltd.	The Hackett Group, Inc.	Intercompany note	78,072.75	GBP
22	Hackett-REL Limited	The Hackett Group, Inc.	Intercompany note	360,529.71	GBP
23	The Hackett Group AG	The Hackett Group, Inc.	Intercompany note	618,532.33	USD
24	The Hackett Group Ltd.	The Hackett Group, Inc.	Intercompany note	1,937,485.60	USD
25	Hackett-REL Limited	The Hackett Group, Inc.	Intercompany note	2,651,056.00	USD
26	Hackett-REL Limited	The Hackett Group, Inc.	Intercompany note	3,028,547.83	USD
27	Hackett-REL Limited	The Hackett Group, Inc.	Intercompany note	12,388,966.43	USD

Schedule 7.02

SCHEDULE 7.03

EXISTING INVESTMENTS

1.	The Investments associated with the existing Indebtedness described in items 3 through 27 on Schedule 7.02 (Existing Indebtedness).

Schedule 7.03

SCHEDULE 7.15

EXCLUDED ACCOUNTS

1.	The accounts described in items 6 through 11 on Schedule 5.21(B) (Deposit and Securities Accounts).

Schedule 7.15

EXHIBIT A

Form of

Compliance Certificate

Financial Statement Date: [            ,         ]

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors, and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer1 hereby certifies as of the date hereof that [he/she] is the [                    ] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and not in any individual capacity, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

[1]	This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

EXHIBIT A

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default, as the case may be, and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered [, except with respect to the following representations and warranties:] [if applicable, include the preceding bracketed language and describe any representations and warranties that are not true and correct on and as of the date hereof].

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Compliance Certificate.

6. The amount and type of all Investments (including Permitted Acquisitions) that were made during the accounting period covered by such financial statements are as follows:

[insert amount and type of each Investment]

7. The amount and type of all Restricted Payments that were made during the accounting period covered by such financial statements are as follows:

[insert amount and type of each Restricted Payment]

EXHIBIT A

In the case of each Restricted Payment identified above, immediately after giving effect to such Restricted Payment and any Borrowings made in connection or concurrently therewith, Available Liquidity was at least $10,000,000.

8. Each Government Contract entered into by a Loan Party during the fiscal quarter of the Borrower ending on the Financial Statement Date written above is described below (by party names, stated or estimated dollar amount and general subject matter):

[insert description of Government Contracts; if none, write “none”]

For purposes of this Certificate: (i) “Government Contract” means a contract between any Loan Party and any Federal Entity, or all obligations of any Federal Entity arising under any Account now or hereafter owing by any such Federal Entity, as Account Debtor, to any Loan Party, under which (in either case) a Federal Entity owes a monetary obligation in excess of $5,000,000 to such Loan Party; and (ii) “Federal Entity” means the federal government of the United States or any agency, department or instrumentality thereof.

Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Compliance Certificate.

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EXHIBIT A

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT A

Schedule A

Financial Statement Date: [            ,         ] (“Statement Date”)

[COVENANT CALCULATION WORKSHEET TO BE ATTACHED]

EXHIBIT A

EXHIBIT B

Form of

Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [            ,         ], is by and among [                    , a                     ] (the “Subsidiary Guarantor”), The Hackett Group, Inc., a Florida corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) under that certain Amended and Restated Credit Agreement, dated as of August 27, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors and the Lender. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an additional Loan Party, and, consequently, the Loan Parties are required by Section 6.15 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Lender:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement; the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including, without limitation (a) all of the representations and warranties set forth in Article V of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VI and VII of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article IX of the Credit Agreement.

2. Each of the Subsidiary Guarantor and the Borrower hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document are true and correct as of the date hereof.

3. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of a “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this Paragraph 2, the Subsidiary Guarantor hereby grants, pledges and assigns to the Lender a continuing security interest in, and a right of set off, to the

EXHIBIT B

extent applicable, against any and all right, title and interest of the Subsidiary Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary Guarantor.

4. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A.

5. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

6. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

7. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. The terms of Sections 10.13 and 10.14 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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EXHIBIT B

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

EXHIBIT B

Schedule A

Schedules to Credit Agreement and Collateral Documents

[TO BE COMPLETED BY BORROWER]

EXHIBIT B

EXHIBIT C

Form of

Loan Notice

Date: [            ,         ]

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving][Term] Loans

☐ A [conversion] or [continuation] of [Revolving][Term] Loans

---

1.	On (the “Credit Extension Date”)

2.	In the amount of $

3.	Comprised of:	☐ Base Rate Loans

☐ Eurodollar Rate Loans

4.	For Eurodollar Rate Loans: with an Interest Period of months

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]1

[The Term Borrowing requested herein is [the Tender Offer Term Borrowing][a Delayed Draw Term Borrowing].]2

[1]	Include this sentence in the case of a Revolving Borrowing.
[2]	Include this sentence in the case of a Term Borrowing.

EXHIBIT C

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 shall be satisfied on and as of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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EXHIBIT C

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

Form of

Permitted Acquisition Certificate

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors, and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

[Loan Party] intends to make an Acquisition of [            ] (the “Target”). The undersigned Responsible Officer of the Borrower hereby certifies, on the behalf of the Borrower and not in any individual capacity, that:

(a) The Acquisition is an acquisition of a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of the Credit Agreement.

(b) No Default exists or would exist after giving effect to the Acquisition.

(c) After giving effect to the Acquisition on a Pro Forma Basis, (i) the Loan Parties are in compliance with the financial covenant set forth in Section 7.11(b) of the Credit Agreement and (ii) the Consolidated Leverage Ratio shall not be greater than 2.25 to 1.00 (in each case, as demonstrated on Schedule A attached hereto).

(d) The Loan Parties [have complied/shall comply] with Sections 6.15 and 6.16 of the Credit Agreement, to the extent required to do so thereby.

(e) Attached hereto as Schedule B is a description of the material terms of the Acquisition (including a description of the business and the form of consideration).

(f) Attached hereto as Schedule C are the [audited financial statements] [management-prepared financial statements]1 of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date.

[1]	If audited financial statements are unavailable, management-prepared financial statements may be provided.

EXHIBIT D

(g) Attached hereto as Schedule D are the Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to the Acquisition).

(h) The Acquisition is not a “hostile” acquisition and has been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.

(i) After giving effect to the Acquisition and any Borrowings made in connection therewith, Available Liquidity shall be at least $10,000,000.

(j) If at the time the Acquisition is consummated any Term Loans (or any portion thereof) are outstanding, the Cost of Acquisition paid by the Loan Parties and their Subsidiaries for all Acquisitions made during the term of the Credit Agreement shall not exceed $20,000,000 in the aggregate; provided that any earnouts or similar deferred or contingent obligations of the Borrower in connection with the Acquisition shall be subordinated to the Obligations.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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EXHIBIT D

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT D

Schedule A

Financial Covenant Calculations

[TO BE COMPLETED BY BORROWER]

EXHIBIT D

Schedule B

Description of Material Terms

[TO BE COMPLETED BY BORROWER]

EXHIBIT D

Schedule C

[Audited Financial Statements] [Management-Prepared Financial Statements]

[TO BE COMPLETED BY BORROWER]

EXHIBIT D

Schedule D

Consolidated Projected Income Statements

[TO BE COMPLETED BY BORROWER]

EXHIBIT D

EXHIBIT E

Form of

Revolving Note

[                    ,         ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 21, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, and the holder is entitled to the benefits thereof. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of the Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Delivery of an executed counterpart of a signature page of this Revolving Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

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FLORIDA DOCUMENTARY STAMP TAX REQUIRED BY LAW IN THE AMOUNT OF $2,450.00 HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE DEPARTMENT OF REVENUE. CERTIFICATE OF REGISTRATION NO.                     .

EXHIBIT E

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT E

EXHIBIT F

Form of Solvency Certificate

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer of the Borrower is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this certificate on behalf of the Borrower and the other Loan Parties and not in any individual capacity.

The undersigned certifies that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of Credit Extensions and the other transactions contemplated under the Credit Agreement.

The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the transactions contemplated by the Credit Agreement, including, without limitation the initial Tender Offer Term Borrowing (assuming the amount of such Borrowing is $25,000,000):

(a) The fair value of the property of the Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Borrower; and the fair value of the property of the Borrower and its Subsidiaries on a Consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a Consolidated basis.

(b) The present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts

EXHIBIT F

as they become absolute and matured; and the present fair salable value of the assets of the Borrower and its Subsidiaries on a Consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a Consolidated basis on their debts as they become absolute and matured.

(c) The Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and the Borrower and its Subsidiaries on a Consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d) The Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Borrower’s property would constitute an unreasonably small capital; and the Borrower and its Subsidiaries on a Consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

(e) The Borrower is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and the Borrower and its Subsidiaries on a Consolidated basis are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

(f) The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(g) After (i) the Tender Offer Term Borrowing and (ii) any Revolving Borrowing necessary to complete the Tender Offer, the Borrower will have at least $10,000,000 of available funds remaining to be drawn under the Revolving Facility.

Delivery of an executed counterpart of a signature page of this Solvency Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.

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EXHIBIT F

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT F

EXHIBIT G

Form of

Term Note

[                    ,         ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 21, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is the Term Note referred to in the Credit Agreement and the holder is entitled to the benefits thereof. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page of this Term Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

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FLORIDA DOCUMENTARY STAMP TAX REQUIRED BY LAW IN THE AMOUNT OF $2,450.00 HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE DEPARTMENT OF REVENUE. CERTIFICATE OF REGISTRATION NO.                     .

EXHIBIT G

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT G

EXHIBIT H

Form of

Officer’s Certificate

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors, and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned officer of [LOAN PARTY] (the “Company”) hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of the Company and all amendments thereto as in effect on the date hereof certified as a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company.

2. Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the [board of directors] [members] [managers] [partners] of the Company on [                             ]. Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Exhibit D are true and complete copies of the certificates of good standing, existence or its equivalent of the Company certified as of a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

EXHIBIT H

The following persons are the duly elected and qualified officers of the Company, holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver, on behalf of the Company, the Credit Agreement, the Notes and the other Loan Documents to be issued pursuant thereto:

Name	Office	Signature

Delivery of an executed counterpart of a signature page of this Officer’s Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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EXHIBIT H

IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the day and year set forth above.

[LOAN PARTY]

By:
Name:
Title:

I,                                         , the                                          of the Company, hereby certify that                                          is the duly elected and qualified                                          of the Company and that his/her true and genuine signature is set forth above.

[LOAN PARTY]

By:
Name:
Title:

EXHIBIT H

EXHIBIT I

[Reserved]

EXHIBIT I

EXHIBIT J

Form of

Financial Condition Certificate

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Pursuant to the terms of Section 4.01 of the Credit Agreement, the Responsible Officer of the Borrower hereby certifies on behalf of the Loan Parties and not in any individual capacity that, as of the date hereof, the statements below are accurate and complete in all respects:

(a) There does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (i) purports to affect or pertain to (A) the Credit Agreement or any other Loan Document or any of the transactions contemplated thereby, or (B) the Tender Offer or the Tender Offer Documents, or (ii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) Immediately after giving effect to the Credit Agreement, the other Loan Documents, the Tender Offer and the Tender Offer Documents, and all transactions contemplated by the Credit Agreement to occur on the Restatement Date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct, (iii) the Loan Parties are in pro forma compliance with each of the financial covenants set forth in Section 7.11 of the Credit Agreement, as demonstrated by the financial covenant calculations set forth on Schedule A attached hereto, as of the last day of the quarter ending at least twenty (20) days preceding the Restatement Date, and (iv) the transactions contemplated by the Credit Agreement and the Tender Offer Documents do not contravene, or otherwise conflict with, the terms of the Organization Documents of any Loan Party, any material Contractual Obligation to which any Loan Party is a party or affecting any Loan Party or the properties of any Loan Party, or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or its property is subject.

EXHIBIT J

(c) Immediately after giving effect to the Credit Agreement and the other Loan Documents, each of the conditions precedent in Section 4.01 have been satisfied, including, without limitation, that (i) attached hereto on Exhibit A is a true and complete copy of resolutions of the Board of the Borrower authorizing the Tender Offer, the Tender Offer Documents and all related transactions, which resolutions remain in full force and effect as of the date hereof and are the only resolutions of the Board of the Borrower relating to the Tender Offer, the Tender Offer Documents and such related transactions, and (ii) there are no other material third party consents and approvals necessary in connection with the Tender Offer and the Tender Offer Documents. Also attached hereto on Exhibit A are true and complete copies of each of the Tender Offer Documents, together with all exhibits and schedules thereto, in substantially the form to be used in the Tender Offer.

Delivery of an executed counterpart of a signature page of this Financial Condition Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Financial Condition Certificate.

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EXHIBIT J

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT J

Schedule A

Financial Covenant Calculations

[TO BE COMPLETED BY BORROWER]

EXHIBIT J

Exhibit A

Resolutions, Consents and Approvals and Tender Offer Documents

[TO BE ATTACHED BY BORROWER]

EXHIBIT J

EXHIBIT K

Form of

Authorization to Share Insurance Information

TO:	Insurance Agent

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Grantor:	[Insert Applicable Loan Party Name] (the “Grantor”)

Lender:	Bank of America, N.A., as Lender, I.S.A.O.A., A.T.I.M.A.
Bank of America Merrill Lynch
Global Commercial Banking
FL7-410-08-09
701 Brickell Avenue
8th Floor
Miami, FL 33131
Attention: David Gutierrez

Policy Number:	[Insert Applicable Policy Number]

Insurance Company/Agent:	[Insert Applicable Insurance Company/Agent] (the “Insurance Agent”)

Insurance Company Address:	[Insert Insurance Company’s Address]

Insurance Company Telephone No.:	[Insert Insurance Company’s Telephone No.]

Insurance Company Fax No.:	[Insert Insurance Company’s Fax No.]

The Grantor hereby authorizes the Insurance Agent to send evidence of all insurance to the Lender, as may be requested by the Lender, together with requested insurance policies, certificates of insurance, declarations and endorsements.

EXHIBIT K

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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EXHIBIT K

[GRANTOR NAME],
a [Jurisdiction and Type of Organization]

By:
Name:
Title:

EXHIBIT K

EXHIBIT L

Terms of Tender Offer

[See attached.]

EXHIBIT L

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of The Hackett Group, Inc. The Offer (as defined below) is made solely by the Offer to Purchase, dated August 28, 2013, and the Letter of Transmittal, and any amendments or supplements thereto. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13(e)-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended.

Notice of Offer to Purchase for Cash

by

The Hackett Group, Inc.

of

Up to $35.75 Million in Value of Shares of its Common Stock

At a Purchase Price

Not Greater Than $6.50 per Share

Nor Less Than $5.75 per Share

The Hackett Group, Inc., a Florida corporation (the “Company”), is offering to purchase up to $35.75 million in value of shares of its common stock, $0.001 par value per share (the “Shares”), at a price not greater than $6.50 nor less than $5.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated August 28, 2013 (the “Offer to Purchase”), and the Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON SEPTEMBER 26, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, which will be conducted through a modified “Dutch auction” process, the Company will determine a single per Share purchase price, not greater than $6.50 nor less than $5.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, that the Company will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. The Company will select the single lowest purchase price (in multiples of $0.05) within the price range specified above that will allow it to purchase up to $35.75 million in value of Shares. If, based on the purchase price determined by the Company, Shares having an aggregate value of less than $35.75 million are properly tendered, not properly withdrawn from and accepted pursuant to the Offer, the Company will select the lowest price that will allow the Company to buy all the Shares that are properly tendered, not properly withdrawn from and accepted pursuant to the Offer before the Offer expires. All Shares the Company purchases in the Offer will be acquired at the same purchase price regardless of whether any stockholder tenders at a lower price. Only Shares properly tendered at prices at or below the purchase price selected by the Company and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the Shares tendered at or below the purchase price if, based on the purchase price determined by the Company, more than $35.75 million in value of Shares are properly tendered, not properly withdrawn from and accepted pursuant to the Offer. Shares not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the expiration date of the Offer. The Company reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, the Company may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

As of August 15, 2013, there were approximately 31,615,018 Shares issued and outstanding. At the maximum purchase price of $6.50 per Share, the Company could purchase 5,500,000 Shares if the Offer is fully subscribed, which would represent approximately 17.4% of the issued and outstanding Shares as of August 15, 2013. At the minimum purchase price of $5.75 per Share, the Company could purchase 6,217,391 Shares if the Offer is fully subscribed, which would represent approximately 19.7% of the issued and outstanding Shares as of August 15, 2013. The Shares are listed and traded on the NASDAQ Global Market under the symbol “HCKT.” Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and making a public announcement of such extension not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer.

The Offer will expire at 5:00 p.m., New York City time, on September 26, 2013, unless the Company exercises its right, in its sole discretion, to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender Shares must specify the price or prices, not greater than $6.50 nor less than $5.75 per Share, at which they are willing to sell their Shares to the Company in the Offer. Alternatively, stockholders desiring to tender Shares can choose not to specify a price and, instead, elect to tender their Shares at the purchase price ultimately paid for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, which could result in the tendering stockholder receiving the minimum price of $5.75 per Share. See the Offer to Purchase for recent market prices for the Shares. Stockholders desiring to tender Shares must follow the procedures set forth in the Offer to Purchase and in the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined by the Company, Shares having an aggregate value in excess of $35.75 million (or such greater amount as the Company may elect to pay, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date of the Offer, the Company will purchase Shares as follows:

•

first, Hackett will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, until Hackett has purchased Shares resulting in an aggregate purchase price of $35.75 million; and

•	second, only if necessary to permit Hackett to purchase $35.75 million in value of Shares (or such greater amount as the Company may elect to pay, subject to applicable law), the Company will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the purchase price selected by the Company and not properly withdrawn only when, as and if the Company gives oral or written notice to the Depositary of the Company’s acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Offer promptly after the expiration date of the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of: (i) certificates for Shares or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility (as defined in the Offer to Purchase); (ii) a properly completed and duly executed Letter of Transmittal, including any required signature guarantee (or, in the case of a book-entry transfer, an agent’s message (as defined in the Offer to Purchase)); and (iii) any other required documents.

Because of the difficulty in determining the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, and because of the proration and conditional tender provisions described in the Offer to Purchase, the Company expects that it will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the expiration date of the Offer. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date of the Offer.

Tenders of Shares are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date of the Offer and, unless such Shares have been accepted for payment as provided in the Offer, stockholders may also withdraw their previously tendered Shares at any time after 12:00 Midnight, New York City time, on October 23, 2013. For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If Shares have been delivered in accordance with the procedures for book-entry transfer described in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

The Company will decide, in its sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. None of the Company, its Board of Directors, Georgeson Inc., as the information agent (the “Information Agent”), Computershare Trust Company, N.A., as the depositary (the “Depositary”), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The Company is making the Offer because we believe that the modified Dutch auction tender offer set forth in the Offer to Purchase represents an efficient mechanism to provide all of the Company’s stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the trading of the Shares on the NASDAQ Global Market) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if the Company completes the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them.

The Offer also provides stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales.

The receipt of cash for tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company, as described in Section 13 of the Offer to Purchase. Because it is unclear which characterization applies, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. A Non-U.S. Holder may also be subject to tax in other jurisdictions on the disposal of Shares. All stockholders should read carefully the Offer to Purchase for additional information regarding the U.S. federal income tax consequences of participating in the Offer and should consult their own tax advisors with respect to their particular circumstances.

The Company’s Board of Directors has authorized us to make the Offer. However, none of the Company, its Board of Directors, the Information Agent, or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which stockholders may choose to tender their Shares. None of the Company, its Board of Directors, the Information Agent, or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase and in the Letter of Transmittal and should consult their own financial and tax advisors. Stockholders must decide whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which a stockholder will tender. In doing so, a stockholder should read carefully the information in the Offer to Purchase and in the Letter of Transmittal before making any decision with respect to the Offer.

The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the Offer.

Copies of the Offer to Purchase and the Letter of Transmittal are being mailed to all holders of the Shares, including brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares, as reflected on the records of the transfer agent as of August 28, 2013. The Offer is explained in detail in those materials.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Copies of the Offer to Purchase, the Letter of Transmittal and other related materials will be furnished promptly by the Information Agent at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
All Holders Call Toll Free: (866) 628-6023

August 28, 2013

EXHIBIT M

Form of

Officer’s Certificate

(Tender Offer Term Borrowing)

TO:	Bank of America, N.A., as Lender

RE:	Amended and Restated Credit Agreement, dated as of August 27, 2013, by and among The Hackett Group, Inc., a Florida corporation (the “Borrower”), the Guarantors and Bank of America, N.A. (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The Borrower is requesting the Tender Offer Term Borrowing pursuant to the Loan Notice to which this certificate is attached. The undersigned Responsible Officer of the Borrower hereby certifies, on behalf of the Loan Parties and not in any individual capacity, as follows in satisfaction of the condition precedent set forth in Section 4.02(d) of the Credit Agreement:

(a) the Tender Offer has been consummated (or will be consummated using the proceeds of the Tender Offer Term Borrowing by cash settlement occurring concurrently with the funding of the Tender Offer Term Borrowing);

(b) copies of all Tender Offer Documents have been previously delivered to the Lender or, as to any copies of Tender Offer Documents not previously delivered to the Lender, such previously undelivered copies are attached hereto as Exhibit A;

(c) the resolution of the Board of the Borrower referenced in Section 4.01(k) of the Credit Agreement, which resolution has previously been delivered to the Lender, remains valid, in force and unmodified;

(d) all of the terms and conditions required in the definition of “Tender Offer” in the Credit Agreement have been met (or duly waived in accordance with the Tender Offer Documents with the Lender’s consent);

(e) after giving effect to the consummation of the Tender Offer and the transactions contemplated thereby using the proceeds of the Tender Offer Term Borrowing, Available Liquidity is at least $10,000,000;

(f) there is not pending or overtly threatened any litigation, judgments or orders that could reasonably be expected to restrict, delay or impose material burdens or conditions on the consummation of the Tender Offer or any other aspect of the transactions contemplated in connection therewith; and

(g) a reasonably detailed statement of application of the proceeds of the Tender Offer Term Borrowing is attached hereto as Exhibit B.

EXHIBIT M

The certifications herein are given as of the date of this certificate and as of the date of the Tender Offer Term Borrowing, and are given in addition to the representations and warranties made, or deemed to be made, pursuant to the Credit Agreement as a result of the Borrower’s delivery of the Loan Notice to which this certificate is attached.

Delivery of an executed counterpart of a signature page of this Officer’s Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Officer’s Certificate.

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EXHIBIT M

THE HACKETT GROUP, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT M

Exhibit A

Additional Tender Offer Documents

[TO BE ATTACHED BY BORROWER]

EXHIBIT M

Exhibit B

Application of Proceeds

[TO BE COMPLETED BY BORROWER]

EXHIBIT M